For Immediate Release

Contact:	Alex Lombardo or Nikki Sacks Investors (608) 661-4791	Steve Shattuck Media (608) 661-4731

Great Wolf Resorts Reports 2009 Fourth Quarter Results

MADISON, Wis., February 24, 2010—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, reported results today for the fourth quarter ended December 31, 2009.

2009 Fourth Quarter Highlights

•	Total revenue increased 15.1% to $56.3 million, over fourth quarter of 2008.

•	Same store RevPAR for Generation II resorts increased 0.4 percent and substantially outperformed hotel industry average.

•	Adjusted EBITDA was $8.8 million.

For the fourth quarter ended December 31, 2009, the Company reported a net loss of $(11.7) million, or $(0.38) per share, compared to a net loss $(36.5) million, or $(1.18) per diluted share for the same period a year earlier. The 2008 results include the impact of pre-tax impairment charges of $17.4 million for goodwill and $18.8 million for the Company’s investment in one of its joint ventures, and the related effect on income taxes of the non-deductibility of a majority of the goodwill impairment charge for income tax purposes.

“In 2009 Great Wolf Resorts delivered outstanding results as our peak weekend business has remained consistently strong,” said Kim Schaefer, chief executive officer. “As a result of the strength of the Great Wolf Lodge® brand along with our value proposition of providing guests with a high-quality vacation at an affordable price, we have bettered the broader hotel industry in RevPAR performance for the past two years. We also made progress on our balance sheet during the year by extending our near-term maturities. We have limited capital needs going into 2010 and our resorts generate strong cash flows, which allow us sufficient cash to operate our business.”

Ms. Schaefer continued, “While we expect that ongoing economic uncertainty and challenges will continue, growth, both organic and external, remains an important part of Great Wolf Resorts’ strategy as we move into 2010. From a growth perspective, we remain committed to continually improving the guest experience, providing new amenities and enhancing our group business. We will also look to improve operating efficiency and stay disciplined from a capital allocation perspective by utilizing a license and management model to increase cash flow.”

Operating Results

Total revenues increased 15.1 percent to $56.3 million from $48.9 million in the fourth quarter of 2008. Adjusted EBITDA in the quarter decreased to $8.8 million from $11.1 million in the fourth quarter of 2008.

As a percentage of total revenue, adjusted EBITDA was 15.6% compared to 22.8% in the fourth quarter of 2008. The reduction in margin was driven primarily by an increase in selling, general and administrative (SG&A) costs year over year due to the ramp-up effect of the opening of the Company’s new resort in Concord, NC in 2009, along with the expansion of the Company’s Grapevine, TX resort completed in 2009.

Brand Results

Same store revenue per available room (RevPAR) in the fourth quarter of 2009 was down 0.7 percent (2.8 percent using constant dollars, which normalizes the foreign currency translation effect on operating statistics of the Company’s Canadian resort), compared to the 11.7 percent RevPAR decline for the overall U.S. hotel industry according to Smith Travel Research data. Same-store occupancy was down 70 basis points. In the fourth quarter of 2009, approximately 91 percent of the Company’s system-wide room revenue was from leisure guests. Same store average daily rate (ADR) increased 0.7 percent (1.5 percent decrease using constant dollars). Total same store revenue per occupied room (Total RevPOR), which includes revenue from rooms, food and beverage, and other amenities, increased 0.9 percent (1.2 percent decrease using constant dollars).

Same store RevPAR for Great Wolf’s Generation II resorts, which are generally larger resorts that better represent the Company’s current resort development model and contribute more than 80 percent of the Company’s Adjusted EBITDA, increased 0.4 percent (2.3 percent decrease using constant dollars) versus 2008. Same store occupancy increased 10 basis points, with both group and leisure occupancy up slightly. Same store ADR increased 0.2 percent (2.5 percent decrease using constant dollars), while total RevPOR for Generation II resorts increased 0.4 percent (2.3 percent decrease using constant dollars).

The Company’s fourth quarter 2009 same store operating statistics do not reflect the results of two Generation II resorts:

•	Grapevine, TX, which underwent a significant expansion completed early in first quarter 2009.

•	Concord, NC, which opened at the end of first quarter 2009.

Balance Sheet and Liquidity

As of the end of the fourth quarter, the Company has no debt maturities until July 2011 and no significant long-term capital commitments for construction or development of new properties. Over the near term, the Company intends to utilize the substantial portion of its free cash flow to manage its balance sheet leverage.

As of December 31, 2009, the Company had:

Unrestricted cash and cash equivalents: $20.9 million

Total secured debt: $469.6 million

Total unsecured debt: $80.5 million

Weighted average cost of total debt: 6.7%

Weighted average debt maturity: 5.9 years

Subsequent Event

As previously announced on January 13, 2010, the Company has signed a non-binding letter of intent related to the proposed development of a Great Wolf Lodge resort adjacent to The Galleria at Pittsburgh Mills in Tarentum, PA, outside of Pittsburgh. Pursuant to a letter of intent, the resort will be developed by Zamias Services, Inc. Great Wolf Resorts will receive license fees for use of the Great Wolf Lodge brand name and other intellectual property at the resort, and will receive management fees to operate the resort on behalf of the owner. It will also advise on certain development-related matters. The resort will be owned by a joint-venture, with the Company receiving a small minority equity interest for its development-related services.

Ms. Schaefer concluded, “This concept of growth through licensing and management is a less capital intensive way for us to further expand and build our brand. While it does represent a shift in our primary growth strategy, we are proud to have already announced a new agreement under this model. We are the only company with the experience, infrastructure and demonstrated historical results in operating a national brand of drive-to, destination family resorts, and I am confident that there are other similar expansion opportunities requiring minimal capital commitment on our part.”

Outlook and Guidance

The Company is introducing the following outlook and earnings guidance for the first quarter and full year 2010. The outlook and earnings guidance information is based on the Company’s current assessment of business conditions, including a forecast of consumer demand and discretionary spending trends. The Company may update any portion of its business outlook at any time as conditions dictate:

(amounts in millions, except per share data)	Q1 2010		Full year 2010

	Low	High	Low	High

Net income (loss)	$(11.4)	$(9.4)	$(37.6)	$(32.6)

Net income (loss) per diluted share	$(0.36)	$(0.30)	$(1.19)	$(1.02)

Adjusted EBITDA (a)	$13.2	$15.2	$63.5	$68.5

(a) For reconciliations of Adjusted EBITDA, see tables accompanying this press release.

The forecast above assumes first quarter 2010 same store RevPAR in the range of a (4) percent decline to 1 percent growth in constant dollars versus first quarter 2009 and a full year 2010 same store RevPAR in the range of a (2) percent decline to 2 percent growth.

Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measure” section of this press release. A reconciliation of Adjusted EBITDA is provided in the tables of this press release.

Computation of Previously-Reported Valuation Allowance

An error occurred in the computation of the valuation allowance on certain deferred tax assets recorded as of September 30, 2009. This computation had no effect on the amount of the Company’s Adjusted EBITDA or any of its operational measures (such as RevPAR, ADR or RevPOR) for any current or previously reported fiscal period or on its liquidity or cash measures for any such period.

The valuation allowance the Company recorded as of September 30, 2009 was overstated, which therefore resulted in an understatement of the amount of deferred tax assets as of that date. As a result of the overstatement of the valuation allowance, the Company’s income tax expense was overstated in its statements of operations for the three and nine months ended September 30, 2009, and its net loss for those periods was increased by the overstatement in income tax expense. The amount of income tax expense and net income for the three months ended and year ended December 31, 2009 and the other items indicated in the tables attached to this press release have been adjusted to correct for that error.

Because the items affected by the computation were reported in the Company’s September 30, 2009 financial statements, the Company is currently in the process of finalizing the exact amounts of the necessary adjustments for the three months ended December 31, 2009 and has presented in this earnings release its preliminary computations of the affected line items for that three month period. The corresponding amounts for the year ended December 31, 2009 are expected to be presented in the Company’s audited financial statements as presented in this press release.

The Company’s Audit Committee concluded, on February 23, 2010, that the Company’s financial statements as of and for the three and nine months ended September 30, 2009, which are contained in the Company’s quarterly report on Form 10-Q filed on November 5, 2009, should no longer be relied upon because of the above-described error. The Company will file an amended quarterly report on Form 10-Q as soon as practicable after revised financial statements for the affected periods are available.

Conference Call

Great Wolf Resorts will hold a 2009 fourth quarter results conference call today at 9:00 a.m. ET, hosted by Chief Executive Officer Kim Schaefer and Chief Financial Officer Jim Calder. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the Company’s Web site, www.greatwolf.com, and clicking on “Corporate Site” at the bottom of the page. Interested parties may also call 1-877-407-9039, or for international callers 1-201-689-8470. A recording of the call will be available by telephone until midnight on March 3, 2010 by dialing 1-877-660-6853, or for international callers 1-201-612-7415, using account number 3055 along with the conference ID 344872.

Non-GAAP Financial Measure

Included in this press release is a “non-GAAP financial measure,” which is a measure of the Company’s historical or future performance that is different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules that Great Wolf Resorts believes is useful to investors. The following discussion defines Adjusted EBITDA and presents the reasons the Company believes it is a useful measure of the Company’s performance. Great Wolf Resorts defines Adjusted EBITDA as net income (loss) plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee and director compensation, (e) costs associated with early extinguishment of debt or postponement of capital markets offerings, (f) opening costs of resorts under development, (g) equity in earnings (loss) of unconsolidated related parties, (h) gain or loss on disposition of property or investments, (i) separation payments to senior executives, (j) environmental liability costs, (k) asset impairment charges, (l) other unusual or non-recurring items, and (m) non-controlling interests. Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the Company’s operating performance. Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Therefore, the Company presents Adjusted EBITDA because it may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the Company’s ongoing operating performance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Act of 1995. All statements, other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “might,” “will,” “could,” “plan,” “objective,” “predict,” “project,” “potential,” “continue,” “ongoing,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, competition in the Company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the Company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the Company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the Company’s ability to manage growth, including the expansion of the Company’s infrastructure and systems necessary to support growth, the Company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets, potential accidents or injuries at its resorts, decreases in travel due to pandemic or other widespread illness, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage, the Company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns, licenses and/or operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C.; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Through Great Wolf Resorts’ environmental sustainability program, Project Green Wolf™, the Company is the first and only national hotel chain to have all US properties Green Seal™ Certified – Silver.

The Company’s resorts are family-oriented destination facilities that generally feature 300 – 600 rooms and a large indoor entertainment area measuring 40,000 – 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness rooms, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the Company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; dollars in thousands, except per share amounts)
		Three Months Ended	Three Months Ended	Year Ended	Year Ended
		December	December 31,	December 31, 2009	December 31, 2008
		31, 2009	2008
Revenues:
	Rooms	$31,882	$27,594	$154,751	$143,395
	Food and beverage	9,559	8,057	42,643	38,808
	Other hotel operations	7,919	6,926	38,377	35,365
	Management and other fees	1,710	1,489	6,963	8,144
		51,070	44,066	242,734	225,712
	Other revenue from managed properties	5,203	4,833	21,298	19,826
Total revenues		56,273	48,899	264,032	245,538
Operating expenses:
	Resort departmental expenses	20,357	17,372	87,790	80,083
	Selling, general and administrative	14,432	9,788	59,708	51,219
	Property operating costs	8,124	6,580	32,189	30,786
	Opening costs for resorts under development	19	2,335	6,877	6,685
	Depreciation and amortization	14,026	11,326	56,378	46,081
	Impairment loss on investment in affiliates	—	18,777	—	18,777
	Goodwill impairment	—	17,430	—	17,430
	Asset impairment loss	—	—	24,000	—
	Loss on disposition of property	53	—	255	317
		57,011	83,608	267,197	251,378
	Other expenses from managed properties	5,203	4,833	21,298	19,826
Total operating expenses		62,214	88,441	288,495	271,204
Operating loss		(5,941)	(39,542)	(24,463)	(25,666)
Gain on sale of investment		—	—	(962)	—
Investment income		(300)	(558)	(1,330)	(2,187)
Interest income		(175)	(246)	(642)	(1,424)
Interest expense		9,357	6,678	34,072	27,277
Loss before equity in loss of unconsolidated affiliates and income taxes		(14,823)	(45,416)	(55,601)	(49,332)
Income tax benefit (1)		(4,379)	(10,674)	(4,577)	(11,956)
Equity in loss of unconsolidated affiliates, net of tax (1)		1,258	1,737	2,218	3,349
Net loss (1)		$(11,702)	$(36,479)	$(53,242)	$(40,725)
Net loss per share:
	Basic (1)	$(0.38)	$(1.18)	$(1.73)	$(1.32)
	Diluted (1)	$(0.38)	$(1.18)	$(1.73)	$(1.32)
Weighted average common shares outstanding:
	Basic	30,780	30,927	30,749	30,828
	Diluted	30,780	30,927	30,749	30,828

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(Unaudited; dollars in thousands, except per share amounts)
		Three Months Ended	Three Months Ended	Year Ended	Year Ended
		December	December 31,	December 31, 2009	December 31, 2008
		31, 2009	2008
Net loss (1)		$(11,702)	$(36,479)	$(53,242)	$(40,725)
Adjustments:
	Opening costs for resorts under development	19	2,335	6,877	6,685
	Non-cash employee and director compensation	311	229	1,139	222
	Separation payments	—	—	467	1,258
	Environmental liability costs	4	14	26	276
	Depreciation and amortization	14,026	11,326	56,378	46,081
	Impairment loss on investment in affiliates	—	18,777	—	18,777
	Goodwill impairment	—	17,430	—	17,430
	Loss on disposition of property	53	—	255	317
	Asset impairment loss	—	—	24,000	—
	Gain on sale of investment	—	—	(962)	—
	Interest expense, net	9,182	6,432	33,430	25,853
	Income tax benefit (1)	(4,379)	(10,674)	(4,577)	(11,956)
	Equity in loss of unconsolidated affiliates, net of tax (1)	1,258	1,737	2,218	3,349
Adjusted EBITDA (2)		$8,772	$11,127	$66,009	$67,567

Great Wolf Resorts, Inc.
Operating Statistics - Great Wolf Lodge Resorts
	Three Months Ended December 31,			Year Ended December 31,
	2009	2008		2009	2008
Great Wolf Lodge Brand Properties — All
Occupancy	47.3%		49.2%	59.8%	63.6%
		$
ADR	$240.58		239.65	$244.79	$253.85
		$
RevPAR	$113.72		117.87	$146.38	$161.33
		$
Total RevPOR	$377.83		376.05	$376.93	$387.70
		$
Total RevPAR	$178.60		184.96	$225.40	$246.39
Great Wolf Lodge Brand Properties — Same Store (3)
Occupancy	48.4%		49.1%	60.1%	62.7%
		$
ADR	$237.75		236.16	$238.81	$248.51
		$
RevPAR	$115.14		115.92	$143.59	$155.83
		$
Total RevPOR	$373.23		370.06	$363.11	$373.91
		$
Total RevPAR	$180.75		181.64	$218.33	$234.47
Great Wolf Lodge Brand Properties — Consolidated (4)
Occupancy	48.5%		50.8%	59.6%	64.4%
		$
ADR	$252.86		263.32	$260.00	$269.95
		$
RevPAR	$122.55		133.73	$155.07	$173.79
		$
Total RevPOR	$389.79		403.12	$393.68	$406.12
		$
Total RevPAR	$188.91		204.74	$234.79	$261.46
Great Wolf Lodge Brand Properties — Consolidated — Same Store
Occupancy	51.2%		51.0%	61.6%	64.2%
		$
ADR	$254.02		262.70	$259.76	$265.44
		$
RevPAR	$130.10		133.92	$159.91	$170.37
		$
Total RevPOR	$387.80		398.99	$388.58	$395.53
		$
Total RevPAR	$198.62		203.40	$239.22	$253.86
Great Wolf Lodge Brand — Generation I Resorts — Same Store (5)
Occupancy	38.0%		40.0%	52.7%	56.6%
		$
ADR	$186.01		184.84	$191.45	$196.25
		$
RevPAR	$70.65		73.99	$100.92	$110.98
		$
Total RevPOR	$289.30		287.40	$288.87	$293.86
		$
Total RevPAR	$109.87		115.05	$152.28	$166.19
Great Wolf Lodge Brand — Generation II Resorts — Same Store (6)
Occupancy	54.3%		54.2%	65.4%	67.0%
		$
ADR	$258.12		257.56	$265.80	$279.58
		$
RevPAR	$140.20		139.58	$173.75	$187.44
		$
Total RevPOR	$406.28		404.52	$405.43	$421.50
		$
Total RevPAR	$220.67		219.23	$265.01	$282.60
The company defines its operating statistics as follows:
	Occupancy is calculated by dividing total occupied rooms by total available rooms.
	Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
	Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
	Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other
	amenities) by total occupied rooms.
	Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (7)
(in thousands, except per share amounts)
		Three Months
		Ending	Year Ending
		March 31,	December 31,
		2010	2010
Net loss		$(10,450)	$(36,600)
Adjustments:
	Non-cash employee compensation and professional fees	500	2,000
	Depreciation and amortization	14,600	61,000
	Interest expense, net	9,200	37,000
	Equity in loss in unconsolidated affiliates	200	500
	Income tax expense	150	600
		$	$
Adjusted EBITDA (2)		14,200	64,500

Net loss per share:
	Basic	$(0.34)	$(1.16)
	Diluted	$(0.34)	$(1.16)
Weighted average shares outstanding:
	Basic	31,000	31,500
	Diluted	31,000	31,500

FOOTNOTES:

(1)
Because of an error that occurred during the computation of the valuation allowance on certain deferred tax assets recorded as of September 30, 2009, these amounts reflect preliminary adjustments to correct for that error. The valuation allowance the Company recorded as of September 30, 2009 was overstated, which therefore resulted in an understatement of the amount of deferred tax assets as of that date. As a result of the overstatement of the valuation allowance, the Company’s income tax expense was overstated in its statements of operations for the three and nine months ended September 30, 2009, and its net loss for those periods was increased by the overstatement in income tax expense.
Because the items affected by the computation were reported in the Company’s September 30,
2009 financial statements, the amounts set forth in the table above for the three months ended December 31, 2009 are preliminary in nature because the Company is currently in the process of finalizing the exact amounts of the necessary adjustments. The corresponding amounts for the year ended December 31, 2009 are expected to be presented in the Company’s audited financial statements as presented above. The amount of the Company’s Adjusted
EBITDA, its operational measures (such as RevPAR, ADR or RevPOR) and its liquidity and cash measures for the periods presented in the table above and for the three and nine months ended September 30, 2009 have not been affected by any of these items.

(2)	See discussion of Adjusted EBITDA located in the “Non-GAAP Financial Measures” section of this press release.
(3)
Same store properties comparison includes Great Wolf Lodge resorts that were open for the full periods in both 2009 and 2008 (excludes the company’s Grapevine resort, due to a significant expansion that opened at that resort in December 2008).

(4)
Consolidated properties comparison includes Great Wolf Lodge resorts that are consolidated for financial reporting purposes (that is, the company’s Traverse City, Kansas City,
Williamsburg, Pocono Mountains, Mason, Grapevine and Concord resorts).

(5)	Generation I properties same store comparison includes only Great Wolf Lodge resorts of approximately 300 rooms or less that were open for all of both Q4 2009 and Q4 2008.
(6)
Generation II properties same store comparison includes only Great Wolf Lodge resorts of approximately 400 rooms or more that were open for all of both Q4 2009 and Q4 2008 (excludes the company’s Grapevine resort, due to a significant expansion that opened at that resort in
December 2008).

(7)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA.